Exhibit 99.1

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact:
MDC GROUP
Investor Relations:	Media Relations:
David Castaneda	Susan Roush
414.351.9758	747.222.7012

LILIS ENERGY PROVIDES GREATER WATTENBERG FIELD OPERATIONS UPDATE

First Wattenberg Participation Well Completed and Producing; 20+ Horizontal Drilling Campaign Moves Forward

JULY 1, 2014 – Denver, CO – Lilis Energy, Inc. (NASDAQ: LLEX), announced today its production update on the Company’s first Greater Wattenberg Field horizontal well, which has been drilled and completed by the operator, PDC Energy, and provided an update on its planned 20+ horizontal well development drilling program for 2014-15.

Highlights:

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The drilled and completed PDC-operated well averages more than 300 boepd (77% oil) since commencing production in April, 2014. Lilis owns a 25% working interest (WI) in the well, which was drilled in the Niobrara B bench, located in the North Wattenberg area.

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Three westerly offset horizontal wells (two Niobrara B and one Codell) drilled by another operator were completed in June, 2014. Post-fracture stimulation production results are pending. Lilis holds a 33.45% WI in one well and a 50.05% WI in two wells.

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Lilis is moving forward with its initial operated drilling campaign, having received approval to drill and complete its first two operated South Wattenberg horizontal wells (one Niobrara B and one Codell).  Lilis’s WI in the wells is 31.7 and 63.3%, respectively. Drilling is planned for mid 3Q2014.

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More than 20 horizontal wells, with two-thirds operated by Lilis, are already identified and scheduled to be drilled in 2014-15. The majority of the drilling campaign is planned during the second half of 2014, in both the North and South Wattenberg areas. Lilis’s average 52% working interest in the currently identified Wattenberg unconventional horizontal wells represents a net resource potential of 3.3 MMboe, stemming from the Niobrara and Codell formations.

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

Lilis’s President and COO, Robert A. (Bob) Bell, stated: “Lilis’s new executive team is extremely pleased about our entry into the Wattenberg horizontal drilling exploitation arena. Our recent drilling participation represents the first step in our core strategy to grow the organization with a primary focus on the Greater Wattenberg Field’s unconventional reservoir assets.”

Lilis also holds 107,000 net acres in the northern DJ Basin, and plans significant unconventional and conventional reservoir exploitation in and around existing wells and fields there during the next two to three years, to balance its core Wattenberg strategy. The additional DJ Basin E&P plans represent a net resource potential of 2.86 MMboe and an average 78.6% WI.

Total drilling plans during the next 24 months will require $100 million in capital expenditures, and are forecast to add an additional 2500-3000 net boepd to Lilis’s current production base in 14 active operated wells and six non-operated wells in the DJ Basin.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 123,000 gross, 107,000 net acres. Lilis Energy's near-term E&P focus is to grow reserves and production in its Greater Wattenberg Field leasehold targeting the Niobrara benches and Codell Sandstone. For more information, please contact MDC Group: Investors - (414) 351-9758, Media - (747) 222-7012, or visit www.lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including statements, without limitation, regarding Lilis Energy's expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things, (1) proposed exploration and drilling operations; (2) expected investments, production and revenue; (3) Lilis Energy's near-term E&P focus on its Greater Wattenberg Field acreage; and (4) Lilis Energy's growth plans and the potential of its properties. These statements are qualified by important factors that could cause Lilis Energy's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) Lilis Energy's ability to finance its continued exploration and drilling operations; (2) positive confirmation of the reserves, production and operating expenses associated with Lilis Energy's properties; (3) availability of qualified personnel; and (4) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy's reports and registration statements filed with the SEC.